Exhibit 10.3

Translation of Employment Agreement with Zaihu Chen

Party A: Zhejiang Forest Bamboo Tech Ltd.

Party B: Chen Zaihu

Effective: 2013- 06-30

Position: General Manager of the Carbon Materials Sector and the Technology Director; Mr. Chen will be in charge of technology research and development, and will be planning and implementing the new products development along with arrangement and supervising; Mr. Chen will be in charge of the filing and inspection of the Company’s technology projects; and Mr. Chen will fully lead the production, technology and marketing of the charcoal materials projects.

Salary: the basic annual salary for Mr. Chen is 500,000 yuan which is paid monthly; each year there will be a 5% increase in the annual salary. A payment equal to 1% of the sales of super activated carbons will be made to Mr. Chen as a bonus at the end of the year. Mr. Chen’s technical equivalent share will be 150,000 yuan, and he will receive such amount at the end of the first quarter of 2008. Mr. Chen’s employee share will be 150,000 which amount will be paid by the Company first and then offset from the 1% commission bonus mentioned above. During the term of the Agreement, Mr. Chen will not receive any other types of payment or subsidies from the Company.

Change or Termination of the Agreement:

Under the following circumstances, the Agreement can be amended or terminated: (i) there is force majeure that prevents the performance of the Agreement; (ii) any law or regulations prevents the performance of the Agreement; (iii) anticipated technology developed by Mr. Chen doesn’t meet the expected goals a third party's technology has to be applied by the Company, with both parties agreement. The Company shall not ask Mr. Chen to perform tasks beyond what is required in the Agreement , except upon a natural disaster or accident that affects the Company’s normal operations or which requires a job transfer.

Under the following circumstances the Company can terminate the Agreement with a written notice 30 days in advance: (i) if Mr. Chen violates the labor disciplines and was dismissed as a party member; (ii) Mr. Chen’s dereliction of his duty causes damages for the Company; (iii) Mr. Chen is convicted of a crime; and (iv) due to health issues, Mr. Chen cannot perform his tasks or not qualified for transferring.

Under the following circumstances Mr. Chen can terminate the Agreement with a written notice 30 days in advance: (i) if the work environment and conditions provided by the Company do not meet the applicable law; (ii) the Company delays or is unable to pay Mr. Chen regularly without any reasonable cause; (iii) the Company operates a separate similar business which violates Mr. Chen’s interest and the applicable law allows Mr. Chen to terminate the contact before expiration.

Social insurance and welfare/benefits: Both parties will participate in pension and pay such obligations on time. Mr. Chen’s work schedule shall be 8 hours a day, 6 days a week, and he will enjoy all holidays, family visit, paternity leave, etc.

Responsibility for breaching the employment Agreement: any party who causes the discontinuation or termination of the Agreement due to his or its fault will take full lawful responsibility; no parties shall bear any responsibility if it is a force majeure that causes the termination of the Agreement; and any party who causes loss to the other party will pay compensation accordingly.

Other Terms

Mr. Chen shall be subject to confidentiality restrictions. Both parties agree the labor compensation includes non-compete compensation. The shares in the Company owned by Mr. Chen cannot be sold or transferred during the 5-year term of the Agreement. Mr. Chen’s patent rights and intellectual property owned by him shall be provided to the Company for free and without any extra charge. New technology that is produced during the term of the Agreement by Mr. Chen shall belong to the company.

Liquidated Damages: any party that terminates the Agreement without cause shall pay the other party 2,000,000 yuan as compensation.

Any disputes between the parties can brought before the Arbitration Commission or even to the People’s Court.

The Agreement was executed on 2008-1-1.